UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2026
 RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-0141974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Renaissance House, 12 Crow Lane, Pembroke, Bermuda         HM 19
(Address of Principal Executive Office)         (Zip Code)
(441) 295-4513
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value $1.00 per share	RNR	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series F 5.750% Preference Share, Par Value $1.00 per share	RNR PRF	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series G 4.20% Preference Share, Par Value $1.00 per share	RNR PRG	New York Stock Exchange

Explanatory Note

On May 14, 2026, RenaissanceRe Holdings Ltd. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Original 8-K”), which reported that, effective January 1, 2027, Matthew Neuber, the Company’s current Senior Vice President, Senior Financial Officer and Corporate Treasurer, will be Executive Vice President, Chief Financial Officer and Corporate Treasurer. This Form 8-K/A amends the Original 8-K to disclose changes to Mr. Neuber’s compensation arrangements as a result of this appointment.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Matthew Neuber, the Company’s current Senior Vice President, Senior Financial Officer and Corporate Treasurer, has been appointed to the position of Executive Vice President, Chief Financial Officer and Corporate Treasurer, effective January 1, 2027.

In connection with this appointment, on November 10, 2026, the Corporate Governance and Human Capital Management Committee of the Company’s Board of Directors approved the following compensation elements for Mr. Neuber: (i) an annual base salary of $675,000; (ii) an annual incentive opportunity equal to 150% of Mr. Neuber’s base salary; (iii) a long-term incentive opportunity equal to 250% of Mr. Neuber’s base salary; and (iv) a one-time restricted stock award with a grant value equal to $1,000,000, vesting in four equal installments beginning on November 1, 2027. The adjustments to Mr. Neuber’s base salary and incentive opportunities will each be effective January 1, 2027.

In connection with his appointment, Mr. Neuber will also enter into an executive employment agreement with the Company which provides that, upon a termination of Mr. Neuber’s employment (other than a termination by the Company for cause), and subject to the execution of a mutual general release of claims, Mr. Neuber will become entitled to a combination of the following benefits: (i) an amount equal to 75% or, if such termination occurs within one year following a change in control of the Company, 150% (each, the “Installment Percent”) of Mr. Neuber’s annual salary and the greater of (x) his target bonus and (y) his average actual bonus for the three years preceding the year of termination (the “Bonus Amount”), to be paid in installments over the 12-month period following the termination of employment, provided that in the case of termination due to disability Mr. Neuber is only eligible for the Installment Percent with respect to base salary; (ii) subject to Mr. Neuber’s compliance with non-competition and other post-termination obligations, a lump sum payment equal to 25% or, if such termination occurs within one year following a change in control of the Company, 50% (each, the “Lump Sum Percent”) of Mr. Neuber’s annual salary and the Bonus Amount to be paid at the end of the 12-month period following the termination of employment, provided that in the case of termination due to disability Mr. Neuber is only eligible for the Lump Sum Percent with respect to base salary; (iii) a pro rata annual bonus (at target) based on the number of days elapsed in the year of termination through the date of termination; (iv) continuation of health benefits for Mr. Neuber and his covered dependents for up to 12 months; and (v) vesting of time-based awards, with performance-based awards eligible for vesting based on actual performance against the underlying performance goals. In addition, under the employment agreement, if Mr. Neuber retires after satisfying a specified age and service requirement and after providing a specified period of notice to the Company, then equity awards granted after the effective date of the employment agreement will be eligible for continued vesting subject to Mr. Neuber’s continued compliance with the restrictive covenants contained in the employment agreement, with performance-based equity awards subject to the achievement of the underlying performance goals. Under the employment agreement, if Mr. Neuber elects not to extend his agreement or he resigns without good reason, he will be entitled to the Installment Percent and Lump Sum Percent with respect to his base salary as well as continuation of health benefits in the event the Company elects to extend the non-competition covenant contained in his employment agreement for up to 12 months.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #    Description
104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Shannon Lowry Bender
November 13, 2026		Shannon Lowry Bender
Executive Vice President and Group General Counsel and Corporate Secretary